Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS 2014 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

LAS VEGAS, February 12, 2015 - Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the fourth quarter and full year ended December 31, 2014.

2014 Fourth Quarter Highlights:

•
Net revenues increased by $19.3 million or 3.6% year over year to $554.3 million. Consolidated Adjusted EBITDA increased by $9.0 million or 6.4% year over year to $149.5 million, and was negatively impacted by $2.5 million of unusual expense items related to severance and Lake Charles team member retention program costs. Consolidated Adjusted EBITDA margin increased by 71 basis points to 27.0%.

•	2014 fourth quarter Consolidated Adjusted EBITDA growth was driven by the strong performance of the Company's Lake Charles, St. Charles, Kansas City, East Chicago, and Black Hawk properties.

•	Belterra Park generated net revenues of $16.8 million in the 2014 fourth quarter versus $1.7 million in the prior year period, while Adjusted EBITDA was essentially break-even in both periods.

•
2014 fourth quarter Income from continuing operations increased by $5.6 million to $14.2 million from $8.6 million in the prior year period. Income from continuing operations margin increased by 94 basis points to 2.6% from 1.6% in the prior year period. GAAP net income per share was $0.24 versus $0.25 in the prior year period. Adjusted income per share increased by $0.09 or 29% to $0.40 from $0.31 in the prior year period.

2014 Full Year and Additional Highlights:

•
In 2014, the Company completed the roll-out of its mychoice player loyalty program to the Ameristar-branded properties, and implemented other revenue synergy initiatives designed to unlock value at these assets such as hotel yield management, national casino marketing, and increased emphasis on table game operations.

•	In December 2014, the Company opened a new 150 room hotel at Boomtown New Orleans.

•	In 2014, the Company repaid $514 million of term loans, for a net reduction in total debt of $401 million after giving effect to incremental revolving credit facility borrowings during the year.

•
In December 2014, the Company filed a request for a private letter ruling with the Internal Revenue Service ("IRS"). The private letter ruling seeks guidance on various technical tax matters related to the proposed spin-off of the Company's real estate assets through the creation of a newly formed, publicly traded, real estate investment trust ("REIT") that will be distributed to PNK stockholders in a tax-free spin-off. The Company expects to complete the REIT spin-off in 2016.

•
The Company intends to pursue equity financing to reduce its leverage, reduce cash interest expense and improve its free cash flow. The Company has refined its plan, and now intends to pursue total equity financing of $700 million or less.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, "We are very pleased with the performance of the Pinnacle Entertainment leadership team in the 2014 fourth quarter. We have worked diligently throughout 2014 to put meaningful initiatives in place to improve the performance of our properties and completed critical Ameristar integration work in a timely manner. We have made leadership changes where appropriate to ensure the best possible stewardship of our resources and assets across the Company.

"As we begin 2015, Pinnacle Entertainment is a stronger, more robust organization that is highly focused on providing memorable experiences to our guests, a healthy environment in which our team members can prosper, and outstanding financial results for all of our stakeholders. The scale of our portfolio, the cost and revenue synergies implemented since completing the Ameristar acquisition, and a continued focus on operational efficiency are apparent in our financial performance.

"Our 2014 fourth quarter revenue, margin, and EBITDA flow-through performance is a reflection of the good work that is being done throughout Pinnacle Entertainment. Our revenue increased by $4.2 million or 0.8%, while our Consolidated Adjusted EBITDA increased by $11.6 million or 8.3% year over year in the 2014 fourth quarter, when excluding unusual expense items and Belterra Park. Of particular note is the strong performance of the collective Ameristar-branded portfolio and L'Auberge Lake Charles, which produced Adjusted EBITDA growth of 10.1% and 6.6%, respectively, in the 2014 fourth quarter.

"After stabilizing in the 2014 third quarter, the revenue performance of our properties showed further evidence of recovery in the fourth quarter. On a same store basis excluding Belterra Park, in the 2014 fourth quarter, our portfolio of properties produced its first full quarter with a positive gross gaming revenue comparison in over nine quarters. This performance has strengthened so far in the 2015 first quarter, with our same store portfolio producing gross gaming revenue growth of approximately 10% in January. The improvement has been broad based geographically and is boosted by revenue synergy initiatives implemented throughout 2014 at the Ameristar-branded properties. We have maintained our focus on expense discipline and operational efficiency in 2015, particularly in the areas of marketing and promotions, which we expect to drive margin expansion and strong flow through on this revenue growth.

"We congratulate Tilman Fertitta and the Golden Nugget organization on the successful December 2014 opening of its property in Lake Charles. The Golden Nugget resort, with its quality gaming, dining, entertainment and hotel amenities, is a terrific addition to the market and will enhance the broader appeal of Lake Charles.

"So far, the Golden Nugget has had a positive impact on visitor and gaming volumes in the Lake Charles market. The initial increase in guest visitation supports our long-held view that the market would grow substantially with the addition of a high quality gaming entertainment resort. Since the opening of the Golden Nugget, our L'Auberge Lake Charles property continues its strong performance. Gaming revenue of the property declined modestly in December 2014, however, visitation, gaming volume and hotel occupancy registered significant year over year increases in the month. In January 2015, the performance of the property has improved, with gross gaming revenue up approximately 5% year over year. This momentum has continued in February, and importantly, we have achieved these results in conjunction with an improvement in profitability.

"At Belterra Park, we generated net revenue of $16.8 million and essentially break even Adjusted EBITDA in the 2014 fourth quarter. We are working to increase the regional awareness of the quality offerings of this facility and trends in the fourth quarter indicate these efforts are producing results. Comparing the performance of the property in the 2014 fourth quarter to the 2014 third quarter, Belterra Park produced a double digit increase in its average monthly gross gaming revenue run rate, which bucked the typical seasonal trend. Gaming volumes at the property continue to improve in 2015. We were able to achieve a break-even Adjusted EBITDA at Belterra Park in the 2014 fourth quarter by streamlining the cost structure of the facility to its current volume levels, while being mindful not to affect the guest experience and profitable revenue streams. Adjusted EBITDA at Belterra Park is modestly positive so far in 2015, and we expect this property to be a positive contributor to our Consolidated Adjusted EBITDA for the year," concluded Mr. Sanfilippo.

Summary of Fourth Quarter Results

(in thousands, except per share data)	Three months ended December 31,
	2014	2013
Net revenues	$554,285	$535,035
Consolidated Adjusted EBITDA (1)	$149,504	$140,487
Consolidated Adjusted EBITDA margin (1)	27.0%	26.3%
Operating income (2)	$78,731	$69,751
Income from continuing operations	$14,185	$8,648
Income from continuing operations margin	2.6%	1.6%
GAAP net income	$14,538	$14,995
Diluted net income per share	$0.24	$0.25
Adjusted income per share (1)	$0.40	$0.31

(1)
For a further description of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, and Adjusted income per share, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations to the GAAP equivalent financial measures below.

(2)
Operating income in the 2014 fourth quarter includes $1.0 million in pre-opening, development and other costs versus $1.2 million in the prior year period, and a $2.0 million net negative impact related to write-downs, reserves and recoveries versus a net negative impact of $3.0 million in the prior year period.

In the 2014 fourth quarter, revenues increased by $19.3 million or 3.6% to $554.3 million, while Consolidated Adjusted EBITDA was $149.5 million, an increase of $9.0 million or 6.4% compared to the same period in 2013. Consolidated Adjusted EBITDA in the 2014 fourth quarter was negatively impacted by $2.5 million of unusual expense items related to severance and Lake Charles team member retention program costs. Consolidated Adjusted EBITDA margin increased by 71 basis points year over year to 27.0%.

Operating income increased by $9.0 million to $78.7 million in the 2014 fourth quarter versus $69.8 million in the prior year period, driven by the Company's strong operational performance. Income from continuing operations increased by $5.6 million to $14.2 million in the 2014 fourth quarter from $8.6 million in the prior year period. GAAP net income per share was $0.24 in the 2014 fourth quarter versus $0.25 in the prior year period. Adjusted income per share increased by $0.09 or 29% year over year to $0.40 in the 2014 fourth quarter from $0.31 in the prior year period. The year over year increases in 2014 fourth quarter Income from continuing operations, GAAP net income per share and Adjusted income per share were driven by the Company's strong operating performance and lower interest expense as a result of the substantial debt repayments made since completing the Ameristar acquisition in 2013.

2014 Fourth Quarter Operational Overview

Midwest Segment
In the Midwest segment, revenues increased by $21.3 million or 7.6% year over year to $303.5 million in the 2014 fourth quarter. Adjusted EBITDA increased by $4.3 million or 5.1% to $87.6 million. Adjusted EBITDA margin was 28.9%, a decrease of 67 basis points year over year. Midwest segment Adjusted EBITDA was negatively impacted by $0.2 million of severance expense. On a same store basis, excluding both Belterra Park and unusual expense items in both periods, segment net revenues increased by $6.3 million or 2.2% year over year, while Adjusted EBITDA increased by $4.5 million or 5.4%. On this same basis, Adjusted EBITDA margins increased by approximately 93 basis points year over year.

2014 fourth quarter Midwest segment results were positively impacted by an improvement in revenue trends and profitability at Ameristar St. Charles and Ameristar East Chicago. Net revenues at Ameristar Kansas City and Ameristar Council Bluffs were relatively unchanged year over year, however, operational efficiency permitted these properties to generate year over year Adjusted EBITDA growth. Belterra Resort continues to see revenue pressure from increased regional competition, however, a focus on cost control helped limit the impact of declining gaming revenue on Adjusted EBITDA. Belterra Resort is a distinctive regional destination property that offers its guests differentiated hotel, spa, golf, dining and retail experiences. The Company has placed increased emphasis on the unique non-gaming amenities of this property, which has benefited its profitability. The Company will continue to work to maximize the value it receives from Belterra Resort by leveraging its broader amenity set.

South Segment
In the South segment, revenues decreased by $2.7 million or 1.3% year over year to $195.6 million in the 2014 fourth quarter. Adjusted EBITDA decreased by $1.7 million or 2.7% to $61.5 million. Adjusted EBITDA margin was 31.4%, a decrease of 45 basis points year over year. South segment Adjusted EBITDA was negatively impacted by $1.1 million of cost associated with a team member retention program implemented at L'Auberge Lake Charles in the 2014 fourth quarter and $0.3 million of severance due to an operational leadership change at Ameristar Vicksburg. Excluding these unusual expense items, segment Adjusted EBITDA decreased by $0.3 million or 0.5% year over year, with Adjusted EBITDA margin was up 27 basis points year over year.

South segment results in the 2014 fourth quarter were positively impacted by strong core demand trends and margin performance at the Company's L'Auberge Lake Charles property, a stabilization of demand trends and profitability at Boomtown Bossier City, and increased operational efficiency at Ameristar Vicksburg. In the 2014 fourth quarter, net revenues, Adjusted EBITDA and margin percentage at L'Auberge Lake Charles increased year over year. New Orleans performance negatively impacted South Segment results in the 2014 fourth quarter, with the revenue, Adjusted EBITDA and margins of the property all declining year over year. The Company expects the opening of a new hotel at the property in December 2014 to drive incremental business to the property.

On December 7, 2014, the Golden Nugget commenced operations in Lake Charles. In December, our L'Auberge Lake Charles property experienced a significant increase in hotel occupancy of 980 basis points. Gaming volumes at the property increased year over year in December, however, gaming revenues declined modestly due to table games hold volatility. Trends at the property have improved in 2015. In January 2015, gross gaming revenue increased by approximately 5%, cash non-gaming revenue increased by approximately 11%, and hotel occupancy increased by approximately 790 basis points year over year at L'Auberge Lake Charles. We remain focused on maintaining expense discipline and operational efficiency at this property. The Company expects to incur additional Lake Charles team member retention program expenses of approximately $1 million in both the 2015 first and second quarters.

West Segment
West segment revenues were $53.2 million in the 2014 fourth quarter, an increase of $0.6 million or 1.1% year over year. Adjusted EBITDA was $18.7 million, an increase of $1.5 million or 8.8% year over year. Adjusted EBITDA margin was 35.1%, an increase of 253 basis points year over year. The strong performance of the West segment in the 2014 fourth quarter was driven by operational efficiency at Ameristar Black Hawk, Horseshu and Cactus Pete's.

Corporate Expenses and Other
Corporate expenses and Other, which is principally comprised of corporate overhead expenses, as well as the Heartland Poker Tour and Retama Park management operations, decreased by $4.9 million year over year and $5.3 million quarter over quarter to $18.2 million in the 2014 fourth quarter.

Corporate expenses and Other included $0.8 million of severance expense in the 2014 fourth quarter. Excluding severance expense, Corporate Expenses and Other decreased by $5.7 million year over year and $6.1 million quarter over quarter to $17.4 million. The decrease in Corporate expenses and Other during the 2014 fourth quarter was driven by a continued streamlining of the Company's Las Vegas service center expenses.

Strong Progress on Operations, Integration and Strategic Initiatives
Carlos Ruisanchez, President and Chief Financial Officer of Pinnacle Entertainment, commented, "2014 was a productive year for our Company, and one in which we made significant strides in the Ameristar integration and on improving our operations. We finished the year on an operationally strong note and carried significant momentum into 2015. With the Ameristar integration work largely behind us, we will remain laser focused on operations and maximizing the cash flow produced by our strong portfolio of gaming entertainment assets.

“We are pleased to have made significant progress on our proposed REIT spin-off transaction since announcing our intent to pursue this path in November 2014. Since that announcement, we have achieved a significant milestone in the process with the filing for a private letter ruling with the IRS in December of 2014.

"In November 2014, we also announced that we intend to pursue equity financing to delever our balance sheet, reduce our cash interest expense, and to improve our already strong free cash flow profile. As a result of our strong 2014 fourth quarter operating performance, a continuation of strong operating trends in the 2015 first quarter, and refinements to our model and other financial assumptions, we have reduced the amount of equity we intend to pursue to $700 million or potentially less. The amount will ultimately depend on various factors, including our future operating performance, outlook for our corporate and capital structure and the timing of the REIT spin-off transaction. We are currently evaluating structures and strategies to raise the equity capital, with the ultimate goal being to minimizing both the number of incremental shares we issue and dilution to our existing shareholders. We will update the markets as our plans evolve," concluded Mr. Ruisanchez.

Liquidity, Capital Expenditures and Interest Expense

Liquidity
At December 31, 2014, the Company had approximately $164.7 million in cash and cash equivalents. As of December 31, 2014, approximately $606.6 million was drawn on the Company’s $1.0 billion revolving credit facility and approximately $12.7 million of letters of credit were outstanding. Total principal amount of debt at the end of the 2014 fourth quarter was $3.95 billion.

In 2014, the Company repaid $514 million of term loans, for a net reduction in total debt of $401 million after giving effect to incremental revolving credit facility borrowings during the year.

Capital Expenditures
Capital expenditures totaled approximately $42.1 million during the 2014 fourth quarter.  In the 2014 fourth quarter, cash expenditures totaled $2.9 million for the Boomtown New Orleans hotel and $15.1 million for

Belterra Park Gaming and Entertainment Center. In 2014, the Company incurred approximately $85 million maintenance capital expenditures associated with its existing operating assets and corporate initiatives.

In 2015, the Company expects to spend approximately $100 million on maintenance capital expenditures associated with its existing operating assets and corporate initiatives. With the completion of Belterra Park and the Boomtown New Orleans hotel in 2014, the Company does not anticipate material expansion capital expenditures. The Company anticipates funding its 2015 maintenance capital expenditures with internally generated cash flow.

Interest Expense
Gross interest expense before capitalized interest was $61.7 million in the 2014 fourth quarter, compared to $65.6 million in the prior year period.  The decrease in gross interest expense is attributable to the substantial reduction in total debt the company has achieved with required asset sales proceeds and internally generated free cash flow. Capitalized interest for 2014 fourth quarter was $0.2 million versus $1.1 million in the prior year period. In the 2014 fourth quarter, the Company capitalized interest expense on its expenditures related to the Boomtown New Orleans hotel.

Investor Conference Call
Pinnacle Entertainment will hold a conference call for investors today, Thursday, February 12, 2014, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) to discuss its 2014 fourth quarter and full year financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 68847867. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available to all interested parties in the Events & Presentations section of the Company’s Investor Relations website following its conclusion. The Company’s Investor Relations website can be accessed at http://investors.pnkinc.com.

Non-GAAP Financial Measures
Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening, development and other costs, asset impairment costs, impairment of equity method investment, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, income (loss) from equity method investment, non-controlling interest and discontinued operations, finite-lived intangible amortization, significant unusual items, and adjustment for taxes on such items. The Company defines Adjusted income (loss) per share as Adjusted net income (loss) divided by the weighted-average number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening, development and other costs separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes that Consolidated Adjusted EBITDA is a useful measure for investors because it is an indicator of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry.  Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets, significant unusual items, or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

EBITDA measures, such as Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss) and Adjusted income (loss) per share described above, are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.

Definition of Adjusted EBITDA and Adjusted EBITDA Margin for Operating Segments
The Company defines Adjusted EBITDA for each operating segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, inter-company management fees, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each operating segment as Adjusted EBITDA divided by revenues for such segment. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.

About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates 15 gaming entertainment properties, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, and Ohio. The Company also holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

All statements included in this press release, other than historical information or statements of historical fact, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to separate its real estate assets into a REIT and the timing thereof; ability to obtain financing in connection with the REIT transaction; the financial results of the Company for the first quarter of 2015; ability to implement strategies to improve revenues and operating margins at the Company’s properties, reduce costs and debt; the ability of the Company to continue to meet its financial and other covenants governing its indebtedness; the ability of the Company to improve the results of operations at the Company’s properties, including Belterra Park Gaming and Entertainment Center and Boomtown New Orleans; the potential impact of the Golden Nugget’s Lake Charles resort on the Company’s results of operations; the ability of the Company to sell or otherwise dispose of discontinued operations; the expected benefits of the Company’s marketing programs; and the Company's anticipated future capital expenditures; are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements. Such factors and uncertainties include, but are not limited to: (a) the Company's business may be sensitive to reductions in consumers' discretionary spending as a result of downtowns in the economy; (b) global financial conditions may have an impact on the Company's business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company's markets could adversely affect the Company's revenues and profitability; (d) the Company's ability to obtain future financings on the terms expected, or at all; (e) there are a number of implementation and operational complexities to address before the Company executes the potential REIT transaction, including obtaining required regulatory approvals and possible internal reorganizations. The Company can provide no assurance as to whether it will be able to separate its real estate assets to a REIT; (f) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; and (g) other risks, including those as may be detailed from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"). For more information on the potential factors that could affect the Company's financial results and business, review the Company's filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

References in this press release to "Pinnacle Entertainment, Inc.," "Pinnacle, " "Company," "we," "our" or "us" refer to Pinnacle Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates.

Ameristar, Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge Lake Charles, L’Auberge Baton Rouge, River City, Belterra Park, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Roxann Kinkade, APR
Vice President, Finance, Investor Relations & Treasury	Director, Media Relations and Public Affairs
702/541-7777 or investors@pnkmail.com	816/414-7007 or rkinkade@pnkmail.com

- financial tables follow -

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenues:
Gaming	$497,369	$479,616	$1,974,410	$1,327,266
Food and beverage	29,169	28,629	118,397	78,857
Lodging	11,476	10,788	50,553	31,297
Retail, entertainment and other	16,271	16,002	67,183	50,416
Total revenues	554,285	535,035	2,210,543	1,487,836
Expenses and other costs:
Gaming	270,974	259,027	1,056,878	733,459
Food and beverage	27,790	25,949	110,349	69,756
Lodging	5,693	4,690	24,002	14,820
Retail, entertainment and other	6,583	6,559	27,031	23,303
General and administrative	97,615	101,623	421,399	287,381
Depreciation and amortization	63,826	63,273	241,062	148,456
Pre-opening, development and other costs	1,045	1,157	12,962	89,009
Write-downs, reserves and recoveries, net	2,028	3,006	6,387	17,265
Total expenses and other costs	475,554	465,284	1,900,070	1,383,449
Operating income	78,731	69,751	310,473	104,387
Interest expense, net	(61,357)	(64,392)	(252,647)	(169,812)
Loss on early extinguishment of debt	—	—	(8,234)	(30,830)
Loss from equity method investments	(165)	—	(165)	(92,181)
Income (loss) from continuing operations before income taxes	17,209	5,359	49,427	(188,436)
Income tax (expense) benefit	(3,024)	3,289	(11,096)	55,055
Income (loss) from continuing operations	14,185	8,648	38,331	(133,381)
Income (loss) from discontinued operations, net of income taxes	353	6,347	5,449	(122,540)
Net income (loss)	14,538	14,995	43,780	(255,921)
Net loss attributable to non-controlling interest	(11)	(15)	(63)	(51)
Net income (loss) attributable to Pinnacle Entertainment, Inc.	$14,549	$15,010	$43,843	$(255,870)
Net income (loss) per common share—basic
Income (loss) from continuing operations	$0.24	$0.15	$0.64	$(2.27)
Income (loss) from discontinued operations, net of income taxes	0.01	0.11	0.09	(2.09)
Net income (loss) per common share—basic	$0.25	$0.26	$0.73	$(4.36)
Net income (loss) per common share—diluted
Income (loss) from continuing operations	$0.23	$0.14	$0.62	$(2.27)
Income (loss) from discontinued operations, net of income taxes	0.01	0.11	0.09	(2.09)
Net income (loss) per common share—diluted	$0.24	$0.25	$0.71	$(4.36)

Number of shares—basic	59,980	59,178	59,666	58,707
Number of shares—diluted	61,946	61,120	61,606	58,707

1

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$164,654	$191,938
Other assets, including restricted cash	1,630,759	1,608,425
Land, buildings, vessels and equipment, net	3,017,009	3,036,515
Assets of discontinued operations held for sale	21,260	322,548
Total assets	$4,833,682	$5,159,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities, other than long-term debt	$379,504	$361,618
Long-term debt, including current portion	3,986,654	4,380,051
Deferred income taxes	177,729	166,484
Liabilities of discontinued operations held for sale	413	26,103
Total liabilities	4,544,300	4,934,256
Total stockholders' equity	289,382	225,170
Total liabilities and stockholders' equity	$4,833,682	$5,159,426

2

Pinnacle Entertainment, Inc.
Supplemental Information
Revenues and Adjusted EBITDA,
Reconciliation of Consolidated Adjusted EBITDA to Income (Loss) from Continuing Operations, and Reconciliation of Consolidated Adjusted EBITDA Margin
to Income (Loss) from Continuing Operations Margin
(In thousands, unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
Revenues:
Midwest (a)	$303,458	$282,136	$1,185,240	$650,853
South (b)	195,634	198,296	801,881	748,112
West (c)	53,190	52,618	215,972	82,906
Total Segment Revenues	552,282	533,050	2,203,093	1,481,871
Corporate and Other (d)	2,003	1,985	7,450	5,965
Total Revenues	$554,285	$535,035	$2,210,543	$1,487,836

Adjusted EBITDA:
Midwest (a)	$87,572	$83,310	$348,386	$183,736
South (b)	61,457	63,173	244,448	213,533
West (c)	18,664	17,131	78,164	27,740
Segment Adjusted EBITDA	167,693	163,614	670,998	425,009
Corporate Expenses and Other (d)	(18,189)	(23,127)	(86,175)	(54,328)
Consolidated Adjusted EBITDA (e)	$149,504	$140,487	$584,823	$370,681

Other benefits (costs):
Depreciation and amortization	$(63,826)	$(63,273)	$(241,062)	$(148,456)
Pre-opening, development and other costs	(1,045)	(1,157)	(12,962)	(89,009)
Non-cash share-based compensation expense	(3,874)	(3,300)	(13,939)	(11,564)
Write-downs, reserves and recoveries, net	(2,028)	(3,006)	(6,387)	(17,265)
Interest expense, net	(61,357)	(64,392)	(252,647)	(169,812)
Loss from equity method investment	(165)	—	(165)	(92,181)
Loss on early extinguishment of debt	—	—	(8,234)	(30,830)
Income tax benefit (expense)	(3,024)	3,289	(11,096)	55,055
Income (loss) from continuing operations	$14,185	$8,648	$38,331	$(133,381)
Consolidated Adjusted EBITDA margin % (e)	27.0%	26.3%	26.5%	24.9%
Income (loss) from Continuing Operations margin %	2.6%	1.6%	1.7%	(9.0)%

(a)	Midwest segment includes: Ameristar Council Bluffs, Ameristar East Chicago, Ameristar Kansas City, Ameristar St. Charles, Belterra Casino Resort, Belterra Park and River City.

(b)	South segment includes: Ameristar Vicksburg, Boomtown Bossier City, Boomtown New Orleans, L’Auberge Baton Rouge, and L’Auberge Lake Charles.

(c)	West segment includes: Ameristar Black Hawk, Cactus Pete's and the Horseshu.

(d)	Corporate expenses and Other includes corporate expenses, as well as the results of Heartland Poker Tour and from the management of Retama Park Racetrack.

(e)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

3

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of GAAP Net Income (Loss) to Adjusted Net Income
and GAAP Net Income (Loss) Per Share to Adjusted Income Per Share
(In thousands, except per share amounts, unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
GAAP net income (loss)	$14,538	$14,995	$43,780	$(255,921)
Pre-opening, development and other costs	1,045	1,157	12,962	89,009
Write-downs, reserves and recoveries, net	2,028	3,006	6,387	17,265
Severance expense	1,420	—	4,950	—
CO referendum costs	—	—	5,096	—
Employee retention program costs	1,086	—	2,825	—
mychoice program rollout expenses	—	—	4,541	—
Loss on early extinguishment of debt	—	—	8,234	30,830
Addition to legal reserves	—	—	—	3,260
Loss on equity method investment	165	—	165	92,181
Player list amortization and non-cash write-downs (a)	5,212	7,575	20,677	10,955
Adjustment for income taxes	(72)	(2,027)	(17,996)	(64,159)
Loss (income) from discontinued operations, net of income taxes	(353)	(6,347)	(5,449)	122,540
Adjusted net income (b)	$25,069	$18,359	$86,172	$45,960

GAAP net income (loss)	$0.24	$0.25	$0.71	$(4.36)
Pre-opening, development and other costs	0.02	0.02	0.21	1.52
Write-downs, reserves and recoveries, net	0.03	0.05	0.10	0.29
Severance expense	0.02	—	0.08	—
CO referendum costs	—	—	0.08	—
Employee retention program costs	0.02	—	0.05	—
mychoice program rollout expenses	—	—	0.07	—
Loss on early extinguishment of debt	—	—	0.13	0.53
Addition to legal reserves	—	—	—	0.06
Loss on equity method investment	—	—	—	1.57
Player list amortization and non-cash write-downs (a)	0.08	0.12	0.34	0.19
Adjustment for income taxes	—	(0.03)	(0.29)	(1.09)
Loss (income) from discontinued operations, net of income taxes	(0.01)	(0.10)	(0.09)	2.09
Adjusted income per share (b)	$0.40	$0.31	$1.39	$0.80
Number of shares—diluted	61,946	61,120	61,606	58,707

(a)	Includes amortization related to the acquired Ameristar player lists and accelerated depreciation on various assets.

(b)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income and Adjusted income per share.

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